Exhibit 10.1

AMENDMENT NO. 1

TO THE

RITCHIE BROS. AUCTIONEERS INCORPORATED

SENIOR EXECUTIVE PERFORMANCE SHARE UNIT PLAN

(MARCH 2015)

The Board of Directors of Ritchie Bros. Auctioneers Incorporated (the “Corporation”), pursuant to its authority to amend the Senior Executive Performance Share Unit Plan (the “Plan”) contained in Section 9.11(a) of the Plan, hereby adopts this Amendment No. 1 to the Plan as of August 8, 2018 (this “Amendment”).

1.	Section 6.5 of the Plan is hereby deleted and replaced in its entirety as follows:

“6.5 Time of Payment

Subject to section 6.4, amounts payable pursuant to section 6.1 will be paid as soon as practicable following the date on which the PSUs vest after the Corporation has determined the number of PSUs that have vested. Notwithstanding the foregoing, if payment of any amount pursuant to this section 6.5 would otherwise occur at any time during which a Participant may be in possession of undisclosed material information regarding the Corporation, or at any time during which, pursuant to any insider or securities trading policy of the Corporation, the ability of a Participant to trade in securities of the Corporation may be restricted, unless the Committee otherwise determines, payment will be postponed to the date which is five days after the later of (i) the date on which the Participant is no longer in possession of material undisclosed information or (ii) the date on which the ability of the Participant to trade in securities of the Corporation is not restricted.”

2.	Remaining Provisions. All other provisions of the Plan remain in full force and effect, unmodified by this Amendment.

3.	Miscellaneous. Capitalized terms used herein without definitions have the meanings given to them in the Plan, except where the context requires otherwise.